Exhibit 10.6

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

November 15, 2007

Intelisys Aviation Systems of America, Inc
Keenway Limited
Hong Kong Yi Tat International Investment Limited
Fujian Jintai Tourism Developments Co., Ltd
Fujian Jiaoguang Media Co., Ltd

Re:  Legal Opinion Regarding Corporate Structure and Reverse Takeover

Ladies and Gentlemen:

We are a firm of lawyers qualified to practice and practicing in the People’s Republic of China (the “PRC”), we have acted as Chinese Legal Counsel to Keenway Limited, a company organized and existing under the laws of the Cayman Islands (“Cayman Company”), its affiliates, Hong Kong Yi Tat International Investment Limited, a company organized and existing under the laws of the Hong Kong Special Administration Region, PRC (“Hong Kong Yi Tat”), Fujian Jintai Tourism Developments Co., Ltd, a wholly foreign-owned entity formed under the laws of the PRC (“Jintai Company” or “WFOE”) and Fujian Jiaoguang Media Co., Ltd, a PRC corporation (“Jiaoguang Company”) and have been requested by the aforesaid parties to render an opinion with respect to (i) the legality of their ownership structure of the Cayman Company and its subsidiaries and affiliates; (ii) the validity and enforceability of the Contractual Arrangement (defined below) among the companies, in connection with the transaction contemplated by the Agreement (defined below).

This legal opinion is furnished to you in connection with the Share Exchange Agreement (the “Agreement”), dated as of November 19, 2007, by and among the Cayman Company, its subsidiary Hong Kong Yi Tat, Intelisys Aviation Systems of America, Inc (“Intelisys”), a Delaware corporation, and Intelisys shareholders. As a result of the transaction, the Cayman Company will become a 100% wholly-owned subsidiary of Intelisys, and Intelisys would own and control the business of Keenway Companies.

We have acted as PRC legal counsel for the Cayman Company and its subsidiaries and affiliates in connection with the establishment and formation of the Cayman Company, as well as the negotiation and preparation of the Agreement and the Contractual Arrangements.  As PRC legal counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering the legal opinions set forth herein.

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

Our opinions set forth in this opinion letter are limited to such laws, rules and regulations of the People’s Republic of China (the “PRC”), and we represent that we are duly qualified to render the opinions set forth in this letter.

Based upon and subject to the foregoing, and further subject to the qualifications set forth below, we are of the opinion that as of the date hereof:

A.  Corporate structure (See Exhibit A):

1. Cayman Company

Keenway Limited is a corporation with limited liability established on May 9, 2007 under the laws of Cayman Islands, with its registration number of CR-187088, and its registered address of Scotia Centre, 4th Floor, P. O. Box 2804, George Town, Grand, Cayman, KY1-1112, Cayman Islands.

Mr. CHEN Minhua and his spouse, Ms. FAN Yanling, are main shareholders of the Cayman Company.

A list of shareholders of the Cayman Company as of the date hereof, immediately prior to closing of the reverse takeover transaction contemplated by the Agreement, is attached as Exhibit B.

Mr. CHEN Minhua and Ms. FAN Yanling are directors of the Cayman Company.

2. Hong Kong Yi Tat

Hong Kong Yi Tat was established on July 28, 2000, under the laws of Hong Kong Special Administration Region, PRC, with its registered office at RM1302-3 13/F, Crocodile House II, 55 Connaught Road Central HK, and its certificate number of 31123140-000-07-06-7. (See Exhibit C)

The Cayman Company owns 100% of Hong Kong Yi Tat.

3. Jintai Company

Jintai Company was established on October 29, 2001 under the laws of China, with its registered address of 4/F, No.1, He Ping Street, Taining, Fujian Province, China.

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

The registered capital of the Jintai Company is RMB 50,000,000. In accordance with the Capital Verification Report issued by Fujian Tian Lian Accountant Firm, PRC Certified Public Accountants, all registered capital was contributed on and before October 17, 2006.

Hong Kong Yi Tat owns 100% shares of Jintai Company.

There are three (3) members in Jintai Company’s Board of Directors, Mr. CHEN Minhua, Ms. FAN Yanling and Ms. CHEN Zhuojin. Mr. CHEN Minhua is the Chairman of the Board.

4. Jiaoguang Company

Jiaoguang Company was established on October 9, 2004 under laws of China, with its registered address of Wang Jiang Building, No. 18 Long Gu Du Jia Village, Lang Qi Economic Zone, Fuzhou city, Fujian Province, China.

The registered capital of the Jiaoguang Company is RMB 20,000,000. In accordance with the Capital Verification Report issued by Fujian Jonchern Public Accounting Firm Ltd, PRC Certified Public Accountants, all registered capital was contributed on and before November 29, 2006.

Each of Mr. CHEN Minhua and Ms. FAN Yanling owns 50% of the company.

Ms. FAN Yanling is the Executive Director and President of the company.

The Cayman Company is a business entity duly incorporated and validly existing under the laws of the Cayman Islands. The Hong Kong Yi Tat, Jintai Company and Jiaoguang Company are each business entities duly incorporated and validly existing under the laws of the PRC.  The Cayman Company, Hong Kong Yi Tat, Jintai Company and Jiaoguang Company (the “Keenway Companies”) are each in good standing under such respective laws.  Each of the Keenway Companies has the requisite corporate power to own, lease and operate its properties and to conduct its business. Each of the Keenway Companies is qualified to do business in its respective jurisdiction of its incorporation.

Under PRC laws, the Jintai Company and Jiaoguang Company are each independent legal persons, and none of them are exposed to liabilities incurred by the other party.

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

B. Management Contracts

On October 9, 2004, Jiaoguang Company and its shareholders entered into a set of Contractual Arrangements with Hong Kong Yi Tat. The relationships with the Hong Kong Yi Tat, Jiaoguang Company and its shareholders are governed by the Contractual Arrangements. (See Exhibit D)

The Contractual Arrangements are comprised of a series of agreements, including (1) a Consulting Agreement, through which Hong Kong Yi Tat has the right to advise, consult, manage and operate Jiaoguang Company (the “Operating Company”), and collect and own all of its net profits; (2) an Operating Agreement, through which Hong Kong Yi Tat has the right to recommend director candidates and appoint the senior executives of the Operating Company, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Company, and guarantee the contractual performance by the Operating Company of any agreements with third parties, in exchange for a pledge by the Operating Company of its accounts receivable assets; (3) a Proxy Agreement, under which the shareholders of the Operating Company have vested their voting control over the Operating Company to the Hong Kong Yi Tat, and will only transfer their equity interests in the Operating Company to Hong Kong Yi Tat and its designee(s); (4) an Option Agreement, under which the shareholders of the Operating Company have granted Hong Kong Yi Tat the irrevocable right and option to acquire all of their equity interests in the Operating Company, or alternatively, all of the assets of the Operating Company; and (5) an Equity Pledge Agreement, under which the shareholders of the Operating Company have pledged all of their rights, titles and interests in the Operating Company to Hong Kong Yi Tat to guarantee the Operating Company’s performance of its obligations under the Consulting Service Agreement.

Hong Kong Yi Tat, the Operating Company, and their respective shareholders (as applicable) have the requisite power and authority to execute, deliver and perform their obligations under the Contractual Arrangements in accordance with the terms thereof. The execution and delivery of the Contractual Arrangements by the Hong Kong Yi Tat and the Operating Company and the consummation by them of the transactions contemplated therein have been duly authorized by their respective governing boards of directors, and to this end no further consent or authorization is required of the Hong Kong Yi Tat and Operating Company.

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

In addition, the execution, delivery and performance of the Contractual Arrangements, as amended and restated, by Hong Kong Yi Tat, Operating Company and their shareholders, and the consummation of the transactions contemplated thereby (a) do not and will not result in a violation of, or constitute a default under (i) each of the organization or governing documents of the Operating Company, (ii) any other agreement, note, lease, mortgage, deed or other instrument to which either Hong Kong Yi Tat or the Operating Company is a party or by which either Hong Kong Yi Tat or the Operating Company is bound or affected or (iii) any applicable law, rule or regulation of the PRC, and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Agreements) upon or with respect to the respective properties under the organization or governing documents of Hong Kong Yi Tat or the Operating Company.  Furthermore, the execution and delivery of the Agreement will not result in a violation of, or constitute a default under, nor will it affect the validity or enforceability of, the Contractual Arrangements.

No authorization, approval, consent, filing or other order of any PRC governmental body, regulatory agency, self-regulatory organization or stock exchange or market, court or, any third party, is required to be obtained by Hong Kong Yi Tat or the Operating Company to enter into and perform its obligations under the Contractual Arrangements, as amended and restated, or for the exercise of any rights and remedies under any of the Contractual Arrangements, as amended and restated.

The Contractual Arrangements constitute valid and binding obligations of the parties to such agreements. Each of the Contractual Arrangements, and the rights and obligations of the parties thereto, are enforceable and valid under the laws of the PRC.

C.  Certain Limitations and Qualifications

This opinion expressed above is based on documents furnished by the Keenway Companies and our interpretation of applicable Chinese laws and regulations which in our experience are applicable to transactions such as the reverse takeover transaction contemplated by the Agreement.  We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years.  We cannot assure that any future interpretations of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter.  This opinion has been prepared solely for your use of reference and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any governmental agency, or other party without the express prior written consent of this firm.

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

Sincerely yours,
AllBright Law Offices

Steve Zhu
Attorney at Law/Partner
Direct line:  (021)-61059116

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

EXHIBIT A

COPORATE STRUCTURE

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

EXHIBIT B

KEENWAY SHAREHOLDERS

Shareholders	Number of shares	Percentage
CHEN MINHUA	21,750	43.4%
FAN YANLING	21,750	43.4%
EXTRA PROFIT INTERNATIONAL LIMITED	2,250	4.5%
LUCK GLORY INTERNATIONAL LIMITED	2,250	4.5%
ZHANG XINCHEN	2,000	4.2%
	50,000	100%

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

EXHIBIT C

 HONG KONG YI TAT INTERNATIONAL INVESTMENT LIMITED – CHARTER DOCUMENTS

Citigroup Tower, 14 Floor, 33 Hua Yuan Shi Qiao Road Pudong, Shanghai, China 200120 Tel: 8621-6105-9000 Fax: 8621-6105-9100 www.allbrightlaw.com

EXHIBIT D

CONTRACTUAL ARRANGMENTS